Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the registration statements (numbers 333-86789 and 333-71965) filed on Forms S-3 and in the registration statements (numbers 33-05987, 33-19409, 33-54346, 33-36282,
333-41349 and 333-79485) filed on Forms S-8 of Cablevision Systems Corporation of our report dated March 13, 2000, relating to the consolidated balance sheets of Cablevision Systems Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' deficiency and cash flows and related schedule for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Cablevision Systems Corporation.


Melville, New York
March 28, 2000